Exhibit 99.1

BLACKWATER GEORGIA, L.L.C. ANNOUNCES AGREEMENT TO PURCHASE BRUNSWICK, GEORGIA TERMINAL LOCATION

NEW ORLEANS –(BUSINESS WIRE)--Blackwater Georgia, L.L.C., a wholly owned subsidiary of Blackwater Midstream Corp. (OTCBB:BWMS) announces that it has entered into a definitive Asset Purchase Agreement to acquire a liquid terminal facility in Brunswick, Georgia for $1.8 million.  The closing on the acquisition is expected to occur by May 31, 2010.

The Brunswick site consists of 160,000 barrels of storage capacity on six acres of property that is leased from the Georgia Port Authority.  The site is accessible for ocean vessels, inland barges, railcars, and tanktrucks.  There is space available within the existing facility to build an additional 150,000 barrels of capacity at the site.  Mike Suder, Blackwater Midstream Corp.’s Chief Executive Officer stated, “The Brunswick facility acquisition is a key addition to our business.  It further illustrates the commitment that Blackwater Midstream has to our shareholders to continually seek opportunities to expand within our fence line and to acquire strategic terminal assets.  The newly constructed 150,000 barrels of capacity and ship dock at our Westwego, Louisiana facility, and the acquisition of this terminal in Brunswick is right in line with that business objective of expanding our portfolio.”

Frank Marrocco, Chief Commercial Officer of Blackwater Midstream Corp. stated “We have received a strong response from various companies, including existing customers at our Westwego terminal that are interested in storage capacity in the Brunswick market.  Being able to offer our product storage and distribution services to existing and potential customers in two markets will provide Blackwater Midstream some very exciting opportunities moving forward.”

Blackwater Midstream Corp. is an independent operator of bulk liquid storage terminals including a storage terminal facility in the Port of New Orleans in Westwego, LA.   The Westwego facility consists of 902,000 barrels of storage capacity capable of storing a variety of chemical and petroleum products.   The site offers modal access for product distribution via marine, rail, and truck.  Blackwater New Orleans , L.L.C. is a member of the International Liquid Terminal Association.

The information in this press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prospective acquisitions or anticipated future results. Forward-looking statements relate to expectations or forecasts of future events. Blackwater Midstream does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Blackwater Midstream’s forward-looking statements, including market forces, economic factors, the availability of capital and credit, current and future competition and other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Blackwater Midstream’s Securities and Exchange Commission filings, including the "Risk Factors" in the Annual Report on Form 10-K.

Contact:
Blackwater Midstream Corp. - Michael Suder at 201-290-8369